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                         AMENDMENT TO CUSTODIAN CONTRACT


                  AGREEMENT made by and between State Street Bank and Trust Company (the "Custodian") and MacKay-Shields Mainstay Series Fund (the "Fund").

                  WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated March 24, 1986 (the "Custodian Contract") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund; and

                  WHEREAS, the parties hereto desire to amend the Custodian Contract to provide for the maintenance of certain of the Fund's foreign securities and other assets in the custody of State Street London Limited (the "Trust Company"), a company incorporated under the laws of the United Kingdom with the power to act as a trustee and as a custodian of securities;

                  NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby amend the terms of the Custodian Contract and agree to the following terms and conditions:

                  1. The Fund hereby authorizes and instructs the Custodian to employ the services of the Trust Company, as the sub-custodian in the United Kingdom, to hold securities and other assets of the Fund, subject to the terms of the Custodian Contract, as heretofore amended, and to the terms and conditions hereof.

                  2. The securities to be held by the Trust Company shall be limited to "foreign securities" as defined by paragraph (c) (1) of Rule 17f-5 under the Investment Company Act of 1940 (the "1940 Act").

                  3. Cash held for the Fund in the United Kingdom shall be maintained in an interest bearing account established for the Fund with the Custodian's London Branch, which account shall be subject to the direction of the Custodian, the Trust Company, or both.

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                  4. The Custodian represents that it has obtained an order from the Securities and Exchange Commission, pursuant to Section 6(c) of the 1940
Act, exempting the Custodian and the Fund from the provisions of Section 17(f) of said Act, to the extent necessary to permit the securities and other assets of the Fund to be maintained in the custody of the Trust Company.

                  5. In delegating custody duties and obligations to the Trust Company as permitted hereunder, the Custodian agrees that it shall not be relieved of any responsibility to the Fund for any loss due to such delegation to the Trust Company, except such loss as may result from: (a) political risk (including, but not limited to, exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) or (b) other risk of loss (excluding bankruptcy or insolvency of the Trust Company not caused by a political risk) for which neither the Custodian nor the Trust Company would be liable (including, but not limited to, losses due to Acts of God, nuclear incident and other losses under circumstances where the Custodian and the Trust Company have exercised reasonable care).

                  6. Except as specifically superseded or modified herein, the terms and conditions of the Custodian Contract, as heretofore amended, shall continue to apply with full force and effect.


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                  IN WITNESS WHEREOF, each of the parties has caused this
instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 12th day of May , 1989.

ATTEST                             MACKAY-SHIELDS MAINSTAY SERIES FUND


                                   By:
-------------------                   ---------------------------------
Thomas Elwood                            (Title)
Assistant Secretary                Brian Kawakami
                                   Secretary

ATTEST                             STATE STREET BANK AND TRUST COMPANY

By:                                By:
-------------------                   ---------------------------------
Assistant Secretary                           Vice President



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